Exhibit 12 (a)

                             BNP U.S. FUNDING L.L.C.

                Computation of ratio of earnings to fixed charges
                          (in thousands, except ratios)


                                                             Twelve-month
                                                             period ended
                                                           December 31, 1998
                                                           -----------------

Net income...............................................    $     53,432
Fixed Charges
      Audit Fees.........................................              30
      Trustee Fees.......................................             120
      Administrative Fees................................              50
                                                             ------------
Total Fixed Charges......................................             200
                                                             ------------
Earnings before fixed charges............................          53,632
Fixed charges, as above..................................             200
                                                             ------------
Ratio of earnings to fixed charges.......................             268.16
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